Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference to this Registration Statement on Form S-4 of BioScrip. Inc. of our report dated March 10, 2010 relating to the financial statements of Critical Homecare Solutions Holdings, Inc. for the year ended December 31, 2009, which appear in Exhibit 99.1 to BioScrip, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 21, 2010